Exhibit 99.2

GLOSSARY

When the following terms and abbreviations appear in the text of these financial statements, they have the meanings indicated below.

1999 Restructuring Legislation	Legislation that restructured the electric utility industry in Texas to provide for competition

2003 Form 10-K	TXU Gas’ Annual Report on Form 10-K for the year ended December 31, 2003

Bcf	billion cubic feet

Commission	Public Utility Commission of Texas

ERCOT	Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of the various electricity systems within Texas

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FIN	Financial Accounting Standards Board Interpretation

FIN 46	FIN No. 46, “Consolidation of Variable Interest Entities”

FIN 46R	FIN No. 46 (Revised 2003), “Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51”

Fitch	Fitch Ratings, Ltd.

IRS	Internal Revenue Service

Moody’s	Moody’s Investors Services, Inc.

Oncor	refers to Oncor Electric Delivery Company, a subsidiary of US Holdings, or Oncor and its consolidated bankruptcy remote financing subsidiary, TXU Electric Delivery Transition Bond Company LLC (formerly Oncor Electric Delivery Transition Bond Company LLC), depending on context

RRC	Railroad Commission of Texas

S&P	Standard & Poor’s, a division of The McGraw Hill Companies

Sarbanes-Oxley	Sarbanes–Oxley Act of 2002

SEC	United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”

TXU Business Services	TXU Business Services Company, a subsidiary of TXU Corp.

TXU Corp	refers to TXU Corp., a holding company, and/or its consolidated subsidiaries, depending on context

TXU Energy	refers to TXU Energy Company LLC, a subsidiary of US Holdings, and/or its consolidated subsidiaries, depending on context

TXU Gas	refers to TXU Gas Company, a subsidiary of TXU Corp., and /or its subsidiaries, depending on context

US	United States of America

US GAAP	accounting principles generally accepted in the US

US Holdings	TXU US Holdings Company, a subsidiary of TXU Corp.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(millions of dollars)
Operating revenues	$508	$621

Operating expenses:
Gas purchased for resale	326	430
Operation and maintenance	69	66
Depreciation and amortization	19	18
Taxes other than income	31	22

Total operating expenses	445	536
Operating income	63	85
Other income	2	1
Interest income	—	1
Interest expense and related charges	8	11

Income before income taxes	57	76
Income tax expense	19	26

Net income	38	50
Preferred stock dividends	1	1

Net income applicable to common stock	$37	$49

CONDENSED STATEMENTS OF CONSOLIDATED
COMPREHENSIVE INCOME
(Unaudited)

Net income	$38	$50
Other comprehensive income:
Cash flow hedge activity, net of tax effect:
Net change in fair value of derivatives	—	—
Amounts realized in earnings	—	1

Total	—	1

Comprehensive income	$38	$51

See Notes to Condensed Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(millions of dollars)
Cash flows — operating activities:
Net income	$38	$50
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21	20
Deferred income taxes — net	3	—
Equity in earnings of affiliates and joint ventures	—	(1)
Adjustments related to gas cost recovery	8	(39)
Changes in operating assets and liabilities	23	51

Cash provided by operating activities	93	81
Cash flows — financing activities:
Retirements of long-term debt	(150)	(125)
Change in advances from affiliates	77	72
Cash dividends paid	(1)	(1)
Debt premium, discount, financing and reacquisition expenses	—	(1)

Cash used in financing activities	(74)	(55)
Cash flows — investing activities:
Capital expenditures	(21)	(24)
Other	2	2

Cash used in investing activities	(19)	(22)

Net change in cash and cash equivalents	—	4
Cash and cash equivalents— beginning balance	5	4

Cash and cash equivalents— ending balance	$5	$8

See Notes to Condensed Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2004	2003
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$5	$5
Accounts receivable	8	101
Inventories	112	144
Other current assets	49	27

Total current assets	174	277
Investments:
Restricted cash	10	10
Other investments	33	35
Property, plant and equipment — net	1,690	1,685
Goodwill	305	305
Other noncurrent assets	14	16

Total assets	$2,226	$2,328

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Advances from affiliates	$231	$154
Long-term debt due currently	—	150
Accounts payable	72	148
Other current liabilities	90	88

Total current liabilities	393	540
Accumulated deferred income taxes and investment tax credits	221	217
Long-term debt held by subsidiary trust	155	155
All other long-term debt, less amounts due currently	276	276
Regulatory liabilities	40	35
Other noncurrent liabilities and deferred credits	225	226

Total liabilities	1,310	1,449
Contingencies (Note 5)
Shareholder’s equity:
Preferred stock — not subject to mandatory redemption	75	75
Common stock (par value — $.01 per share):
Authorized shares - 100,000,000, Outstanding shares - 449,631	—	—
Additional paid in capital	815	815
Retained earnings (deficit)	30	(7)
Accumulated other comprehensive loss	(4)	(4)

Total common stock equity	841	804

Total shareholder’s equity	916	879

Total liabilities and shareholder’s equity	$2,226	$2,328

See Notes to Condensed Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

     Description of Business — TXU Gas, a Texas corporation, is a largely regulated business engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas, and also provides utility asset management services. TXU Gas is a wholly-owned subsidiary of TXU Corp.

     TXU Gas serves more than 1.4 million retail gas customers and owns and operates gas distribution mains, gas transportation and gathering pipelines and underground storage reservoirs. TXU Gas also provides transportation services to gas distribution companies, electricity generation plants, end-use industrial customers and through-system shippers. Oncor Utility Solutions offers utility asset management services to cooperatives and municipally-owned and investor-owned utilities in North America.

     TXU Gas’ natural gas pipeline, gas distribution and asset management services operations are managed as one integrated business; accordingly, there are no separate reportable business segments.

     TXU Corp.’s Strategic Initiatives — On April 26, 2004, TXU Corp. announced a series of proposed transactions, including the intent to sell TXU Gas. It is expected that any transaction would be closed by the end of 2004, and the sales price is expected to approximate book value.

     Basis of Presentation — The condensed consolidated financial statements of TXU Gas have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2003 Form 10-K. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2003 Form 10-K. The results of operations for an interim period may not give a true indication of results for a full year.

     All dollar amounts in the financial statements and tables in the notes are stated in millions of dollars unless otherwise indicated.

     Changes in Accounting Standards — FIN 46R was issued in December 2003 and replaced FIN 46, which was issued in January 2003. FIN 46R expands and clarifies the guidance originally contained in FIN 46, regarding consolidation of variable interest entities. FIN 46R did not impact results of operations or financial position for the first quarter of 2004.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. FASB Staff Position 106-1, issued in January 2004, allowed for, but did not require, deferral of the accounting for the effects of the Medicare Act. TXU Corp. elected not to defer accounting for the federal subsidy under the Medicare Act and recognized a $1.9 million net reduction in postretirement benefit expense in the 2003 financial statements. For the three months ended March 31, 2004, the effect of adoption of the Medicare Act was a reduction of approximately $1 million in TXU Gas’ allocated postretirement benefit costs.

2. FINANCING ARRANGEMENTS

     Short-term Borrowings — At March 31, 2004, TXU Gas had outstanding short-term borrowings consisting of advances from affiliates of $231 million at a weighted average interest rate of 2.86%. At December 31, 2003, TXU Gas had outstanding short-term advances from affiliates of $154 million at a weighted average interest rate of 2.85%.

     Credit Facilities — On April 26, 2004, a new $300 million, 364-day credit facility was established for TXU Gas. Borrowings of $185 million under this new facility were used to repay advances from affiliates. Amounts borrowed and repaid under the facility may not be re-borrowed.

     Sale of Receivables — TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of March 31, 2004, the maximum amount of undivided interests that could be sold by TXU Receivables Company was $600 million.

     All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests.

     The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were less than $1 million for the three-month periods ending March 31, 2004 and 2003 and approximated 2.1% and 3.6% for the first quarter of 2004 and 2003, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to TXU Gas and are reported in operation and maintenance expenses. The servicing fee, which totaled approximately $1 million for the first quarters of 2004 and 2003, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records.

     The March 31, 2004 balance sheet reflects $189 million face amount of trade accounts receivable reduced by $103 million of undivided interests sold by TXU Receivables Company. Funding under the program increased $50 million for the three months ended March 31, 2004, primarily due to the effect of seasonal fluctuations. Funding under the program for the three months ended March 31, 2003 increased $26 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

     Activities of TXU Receivables Company related to TXU Gas for the three months ended March 31, 2004 and 2003 were as follows:

	Three Months Ended March 31,
	2004	2003
	(millions of dollars)
Cash collections on accounts receivable	$516	$422
Face amount of new receivables purchased	(607)	(525)
Discount from face amount of purchased receivables	1	1
Program fees paid	—	—
Servicing fees paid	(1)	(1)
Increase in subordinated notes payable	41	77

TXU Gas’ operating cash flows provided under the program	$(50)	$(26)

     Upon termination of the program, cash flows to TXU Gas would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     Contingencies Related to Sale of Receivables Program — Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the funding entities in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the funding entities do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

     The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customers’ switching and billing data. The billing delays have been largely resolved. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

     Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate.

     Long-Term Debt — At March 31, 2004 and December 31, 2003, the long-term debt of TXU Gas and its consolidated subsidiaries consisted of the following:

	March 31,	December 31,
	2004	2003
6.375% Fixed Notes due February 1, 2004	$—	$150
7.125% Fixed Notes due June 15, 2005	150	150
6.564% Fixed Remarketed Reset Notes due January 1, 2008, remarketing date July 1, 2005 (a)	125	125
Unamortized valuation adjustment.	1	1

Total TXU Gas	276	426
Less amount due currently	—	150

Total long-term debt	$276	$276

(a)	These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the notes.

3. LONG-TERM DEBT HELD BY SUBSIDIARY TRUST

     At March 31, 2004 and December 31, 2003, a statutory business trust established as a wholly-owned financing subsidiary of TXU Gas, had 150 units ($147 million) of floating rate mandatorily redeemable preferred securities outstanding. Distributions on these preferred securities are payable quarterly based on an annual floating rate determined quarterly with reference to a three-month LIBOR rate plus a margin. The only assets held by the trust are $155 million principal amount of Floating Rate Junior Subordinated Debentures Series A issued by TXU Gas. The interest on the debentures matches the distributions on the preferred trust securities. The debentures will mature on July 1, 2028. TXU Gas has the right to redeem the debentures and cause the redemption of the preferred securities in whole or in part. TXU Gas owns the common securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of the trust’s preferred securities.

     As a result of the adoption of FIN 46 in the fourth quarter of 2003, the subsidiary trust has been deconsolidated. As a result, TXU Gas’ balance sheet reflects the $155 million of long-term debt held by the trust and an investment in the trust of $8 million, instead of the former presentation of $147 million of preferred interests of subsidiaries.

4. PREFERRED STOCK

     At March 31, 2004, TXU Gas had 75,000 shares of Adjustable Rate Series F Preferred Stock outstanding (2,000,000 total shares authorized) which is entitled upon liquidation to the stated value of $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share of $25 per share, represents one-fortieth of a share of underlying preferred stock. The dividend rate is determined quarterly, in advance, based on US Treasury rates and was 4.50% at March 31, 2004. The preferred stock is not mandatorily redeemable.

     At February 23, 2004, the Board of Directors declared a dividend of $11.25 per share on the outstanding Adjustable Rate Cumulative Preferred Stock, Series F payable on May 1, 2004 to shareholders of record at the close of business on April 16, 2004.

5. CONTINGENCIES

     On April 13, 2004, the US Commodity Futures Trading Commission (CFTC) issued a subpoena requiring TXU Corp. to produce information about storage of natural gas, including TXU Corp.’s weekly and monthly storage report submissions to the Energy Information Administration. This request seeks information for the period of October 31, 2003 through January 2, 2004. TXU Corp. intends to cooperate with the CFTC, and believes that TXU Gas and TXU Fuel have not engaged in any activity that would justify action by the CFTC.

     Guarantees — TXU Gas has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

     TXU Gas has an outstanding letter of credit in the amount of $14 million issued in connection with its state-wide rate case. The letter of credit has an expiration date of December 31, 2004.

     Other — In 1992, a discontinued engineering and construction business of TXU Gas completed construction of a plant, the performance of which is warranted by TXU Gas through 2008. The maximum contingent liability under the guarantee is approximately $106 million. No claims have been asserted under the guarantee and none are anticipated.

     Income Tax Contingencies — In April 2003, the IRS proposed to TXU Gas certain adjustments to the US federal income tax returns of ENSERCH Corporation (the acquired predecessor of TXU Gas) for the 1993 calendar year. TXU Gas has protested the IRS proposed adjustments to its 1993 tax return with the Appeals Office of the IRS. Although TXU Gas is vigorously contesting the IRS proposed adjustments, it is possible that the matter will be resolved against TXU Gas during 2004. Based on the current status of negotiations, if the matter is resolved against TXU Gas, TXU Gas would be assessed a deficiency of $65 million (including penalty and interest through March 31, 2004). In addition, TXU Gas would suffer net increases in taxes payable in future years of $56 million (including interest through March 31, 2004).

     Any tax, penalty, and interest accruing for periods prior to August 5, 1997 (the date on which ENSERCH Corporation was acquired by TXU Corp.) would be charged first to tax reserves acquired as part of the ENSERCH acquisition and then to goodwill. Interest for periods after August 5, 1997 would be charged to income from continuing operations.

     General — In addition to the above, TXU Gas and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

6. SUPPLEMENTARY FINANCIAL INFORMATION

     Other Income and Other Deductions — Other income and other deductions consist of several individually immaterial items.

     Interest Expense and Related Charges —

	Three Months
	Ended March 31,
	2004	2003
Interest (a)	$7	$10
Interest-affiliated debt	1	1

Total interest expense and related charges	$8	$11

(a)	Includes interest on long-term debt held by subsidiary trust.

     Retirement Plan And Other Postretirement Benefits — TXU Gas is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. TXU Gas also participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The allocated net periodic pension cost and net periodic postretirement benefits cost other than pensions applicable to TXU Gas were $5 million for each of the three months ended March 31, 2004 and 2003, respectively.

     At March 31, 2004, TXU Gas estimates that its total contributions to the pension plan and other postretirement benefit plans for the remainder of 2004 will not be materially different than previously disclosed in the 2003 Form 10-K.

     Regulatory Assets (Liabilities) —

	March 31,	December 31,
	2004	2003
Asset retirement obligations — removal cost	$(131)	$(129)
Under(over)-collected gas costs	(10)	(2)
Distribution safety compliance costs	40	41
Rate case costs	23	17
Other regulatory assets	38	38

Regulatory liabilities	$(40)	$(35)

     Included above are assets of $48 million and $51 million at March 31, 2004 and December 31, 2003, respectively, that are earning a return. The regulatory assets have an average remaining recovery period of approximately 15 years.

     Regulatory liabilities related to asset removal costs were previously classified as a component of accumulated depreciation.

     Accounts Receivable — At March 31, 2004 and December 31, 2003, accounts receivable are stated net of allowance for uncollectible accounts of $4 million and $3 million, respectively. During the three months ended March 31, 2004, bad debt expense was $2 million and account write-offs were $1 million. During the three months ended March 31, 2003, bad debt expense was $3 million and other activity was $1 million. Allowances related to receivables sold are reported in other current liabilities and totaled $2 million at March 31, 2004 and December 31, 2003.

     Accounts receivable included $17 million and $27 million of unbilled revenues at March 31, 2004 and December 31, 2003, respectively.

     Intangible Assets — Intangible assets other than goodwill are comprised of the following:

	As of March 31, 2004			As of December 31, 2003
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Amortized intangible assets
Capitalized software	$32	$17	$15	$32	$15	$17
Land easements	16	8	8	16	9	7

Total	$48	$25	$23	$48	$24	$24

     Amortized intangible asset balances are classified as property, plant and equipment in the balance sheet. TXU Gas has no intangible assets (other than goodwill) that are not amortized.

     Aggregate amortization expense for intangible assets was $1 million for the three months ended March 31, 2004 and 2003.

     Inventories by Major Category—

	March 31,	December 31,
	2004	2003
Materials and supplies, at cost	$6	$5
Gas stored underground, primarily at weighted average cost	106	139

Total inventories	$112	$144

     Property, Plant and Equipment — At March 31, 2004 and December 31, 2003, property, plant and equipment was stated net of accumulated depreciation and amortization of $291 million and $275 million, respectively.

     Derivatives and Hedges — TXU Gas had interest rate swaps related to the preferred securities of the subsidiary financing trust that expired on July 1, 2003. The terms of these interest rate swap agreements, which had been designated as cash flow hedges, matched the terms of the underlying hedged indebtedness. As a result, TXU Gas experienced no hedge ineffectiveness. TXU Gas has no other cash flow hedges at this time.

     Affiliate Transactions — The following represent significant affiliate transactions of TXU Gas:

•	Average daily short-term advances from affiliates during the first three months of 2004 and 2003 were $175 million and $168 million, respectively, and interest expense incurred on the advances was approximately $1 million during the first three months of 2004 and 2003. The average interest rate for the three months ended March 31, 2004 and 2003 was 2.86% and 2.60%, respectively.

•	TXU Energy charges TXU Gas for customer and administrative services at cost. For the three months ended March 31, 2004 and 2003, these costs totaled $7 million. These charges are reported in operation and maintenance expenses.

•	Oncor charges TXU Gas for customer and administrative services at cost. For the three months ended March 31, 2004 and 2003, these costs totaled $5 million and $8 million, respectively. These charges are reported in operation and maintenance expenses.

•	Included in reported revenues were $3 million from the sale and transportation of gas to other TXU Corp. subsidiaries for the three months ended March 31, 2004 and 2003.

•	TXU Business Services charges TXU Gas for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended March 31, 2004 and 2003, these costs totaled $9 million. These costs are largely reported in operation and maintenance expense.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TXU Gas Company:

We have reviewed the accompanying condensed consolidated balance sheet of TXU Gas Company and subsidiaries (TXU Gas) as of March 31, 2004, and the related condensed statements of consolidated income, comprehensive income, and cash flows for the three-month periods ended March 31, 2004 and 2003. These financial statements are the responsibility of TXU Gas’ management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of TXU Gas as of December 31, 2003, and the related statements of consolidated income, comprehensive income, cash flows and shareholder’s equity for the year then ended (not presented herein); and in our report dated March 11, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

Dallas, Texas
May 14, 2004